Exhibit 10.1

STATE OF NORTH CAROLINA

COUNTY OF CUMBERLAND

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT is executed as of August 30, 2006 by and between NEW CENTURY BANK SOUTH (formerly New Century Bank Fayetteville and hereinafter referred to as the “Bank”) and William L. Hedgepeth, II (hereinafter referred to as “Employee”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the expertise and experience of Employee and his relationships and reputation in the financial institutions industry are extremely valuable to the Bank; and

WHEREAS, it is in the best interests of the Bank and its shareholders to maintain an experienced and sound management team to manage the Bank and to further the Bank’s overall strategies to protect and enhance the value of its shareholders’ investments; and

WHEREAS, the Bank and Employee entered into an employment agreement dated March 1, 2004 (the “Agreement”) to establish the scope, terms and conditions of Employee’s employment by the Bank; and

WHEREAS, the Bank and Employee desire to amend the Agreement in accordance with Paragraph 10 of the Agreement.

NOW, THEREFORE, the Bank and Employee hereby agree as follows:

A.	Paragraph 2 of the Agreement is hereby amended and replaced in its entirety as follows:

2. Compensation. For all services rendered by Employee to the Bank under this Agreement, the Bank shall pay Employee a minimum base salary at a rate of one hundred forty-five thousand and 00/100 dollars ($145,000.00) per annum for the first year and shall increase this amount by a minimum of five percent (5%) at the beginning of each of the second and third years of the contract term. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law. In the event of a Change in Control (as defined in Paragraph 8), Employee’s base salary shall be increased not less than six percent (6%) annually during the term of this Agreement.

In addition to the foregoing, Employee shall be entitled to receive cash bonuses and stock options and grants on an annual basis during the term of this Agreement as may be determined by the Board of Directors of the Bank or its Compensation Committee.

B.	Paragraph 3(iii) of the Agreement is hereby amended and replaced in its entirety as follows:

(iii) Provide Employee with a car allowance in the amount of $650.00 per month. The Employee shall be responsible for taxes, insurance and maintenance and fuel expenses incurred with regard to the automobile.

C.	Paragraph 3(vi) of the Agreement is hereby amended and replaced in its entirety as follows:

(vi) Employee, having been issued one or more incentive stock options to purchase shares of New Century Bancorp, Inc. common stock prior to August 30, 2006, shall be issued incentive stock options covering an additional 11,000 shares of New Century Bancorp, Inc. common stock, to be issued pursuant to, and in accordance with, the requirements of the New Century Bancorp, Inc. 2000 Incentive Stock Option Plan.

D.	A new Paragraph 3(vii) of the Agreement is hereby added as follows:

(vii) Pay the monthly premium for medical insurance for Employee and his family and, if and when offered to employees of the Bank, dental and eyecare insurance for Employee and his family.

E.	Paragraph 4 of the Agreement is hereby amended and replaced in its entirety as follows:

4. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Employee or the Bank to terminate Employee’s employment at any time as provided herein, the term of this Agreement and Employee’s employment with the Bank hereunder shall be for a period commencing on March 1, 2004 and continuing for a period of three (3) years. On each anniversary of this Agreement, the term shall automatically be extended for an additional one-year period unless written notice from the Bank is given ninety (90) days prior to such date notifying Employee that this Agreement shall not be further extended (the initial term and any extension thereof, the “Term”).

F.	Paragraph 5(a) of the Agreement is hereby amended and replaced in its entirety as follows:

(a) Covenant Not to Compete. Employee will not “Compete” (as defined below), directly or indirectly, with the Bank within Cumberland County or Robeson

County or a twenty-five (25) mile radius of any full service office of the Bank (the “Relevant Market”) as follows:

(i) if this Agreement is terminated by the Bank without “cause” (as defined in paragraph 6(d) hereof) Employee shall not “Compete” for a period of time Employee is receiving compensation pursuant to the terms of this Agreement; or

(ii) if this Agreement is terminated by Employee for any reason, Employee shall not “Compete” for a period of twelve (12) months from the date of termination of this Agreement by Employee.

For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:

Compete. The term “Compete” means: (i) soliciting or securing deposits from any Person residing in the Relevant Market for any Financial Institution; (ii) soliciting any Person residing in the Relevant Market to become a borrower from any Financial Institution, with which such Person has no prior relationship, or assisting (other than through the performance of ministerial or clerical duties) any Financial Institution with which such Person has no prior relationship in making loans to any such Person; (iii) including or attempting to induce any Person who was a Customer of the Bank on the date of termination of Employee’s employment with the Bank, to change such Customer’s depository, loan and/or other banking relationship from the Bank to another Financial Institution with which Customer has no prior relationship; (iv) acting as a consultant, officer, director, independent contractor, organizer or employee of any Financial Institution, or proposed Financial Institution in organization, that has its main or principal office in the Relevant Market, or, in acting in any such capacity with any other Financial Institution, to maintain an office or be employed at or assigned to or to have any direct involvement in the management, business or operation of any office of such Financial Institution located in the Relevant Market; or (v) communicating to any Financial Institution the names or addresses or any financial information concerning any Person who was a Customer of the Bank at the date of Employee’s termination of this Agreement.

Customer. The term “Customer” means any Person with whom, as of the effective date of termination of this Agreement or during Employee’s employment with the Bank, the Bank has or has had a depository, loan and/or other banking relationship.

Financial Institution. The term “Financial Institution” means any federal or state chartered bank, savings bank, savings and loan association or credit union, any subsidiary thereof, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank or its affiliates.

Person. The term “Person” means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

G.	Paragraph 8(c) of the Agreement is hereby amended and replaced in its entirety as follows:

(c) In the event that Employee terminates this Agreement or the Bank terminates this Agreement pursuant to this Paragraph 8, the Bank will be obligated to pay or cause to be paid to Employee an amount equal to two hundred ninety-nine percent (299%) of Employee’s “base amount” as defined in Section 28OG(b) (3) (A) of the Internal Revenue Code of 1986, as amended (the “Code”).

IN WITNESS WHEREOF, the parties have executed this Amendment in accordance with the requirements of Paragraph 10 of the Agreement.

NEW CENTURY BANK SOUTH

	By:	/s/ J. Gary Ciccone
J. Gary Ciccone
Chairman of the Board

ATTEST

/s/ Donna M. Waren
Secretary
New Century Bank South

/s/ William L. Hedgepeth, II
William L. Hedgepeth, II